Exhibit 99.1

Contacts:

                Caraco Pharmaceutical - Daniel Movens - P: (313) 871-8400
                Caraco Pharmaceutical - Aaron Miles - P: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories Ltd. Reports Record Net Sales for the Second Quarter and First Six Months of Fiscal 2008

DETROIT, Michigan, October 24, 2007 — Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for the second quarter and first six months of fiscal 2008, ended September 30, 2007, of $41.4 million and $76.8 million, respectively, as compared to $28.3 million and $53.0 million for the corresponding periods of fiscal 2007. This represents an increase of 46% and 45% over second quarter and first six months of fiscal 2007, respectively. Net income grew to $4.6 million and $13.1 million in the second quarter and first six months of fiscal 2008, respectively, as compared to a net income of $2.3 million and $7.3 million during the corresponding periods of fiscal 2007.

Daniel H. Movens, Caraco’s Chief Executive Officer, said, “We are pleased to announce record net sales for the second quarter and first six months of fiscal 2008. We continue to see our business flourish under the leadership and guidance of our management and the absolute effort of the entire team at Caraco. Our continued focus on executing Caraco’s business plan is a major factor in Caraco’s success. We continue to experience significant growth highlighted by record sales and additional product approvals. We have received seven FDA product approvals in addition to four FDA tentative approvals, year-to-date fiscal 2008. Again, the products of Sun Pharmaceutical Industries Limited (“Sun Pharma”), under our marketing agreement, contributed to our growth along with newer products launched during second quarter of fiscal 2008. We continue to fill gaps in our product pipeline by diligently working to utilize various paths of development.”

Second Quarter and First Six Months Fiscal 2008 Results

Net sales for the second quarter and first six months of fiscal 2008 were $41.4 million and $76.8 million, respectively, as compared to $28.3 million and $53.0 million for the corresponding periods of fiscal 2007, reflecting an increase of 46% and 45%, respectively. The increase is mainly due to newer products, consisting of both Caraco and of Sun Pharma ANDAs launched in the market and increased market share of current products to new and existing customers.

Gross profit during the second quarter and first six months of fiscal 2008 was $18.0 million and $33.9 million, respectively, as compared to $14.2 million and $27.2 million during the corresponding periods of fiscal 2007, reflecting an increase of 27% and 25%, respectively. The increase in gross profit was primarily due to higher sales, partially offset by the change in sales mix and the weight of distributed products versus manufactured products and price erosion. The gross profit margin for both the second quarter and first six months of fiscal 2008 decreased to 44% weighted with both distribution and manufactured margin products, as compared to 50% and 51% with only manufactured margin products during the corresponding periods of fiscal 2007.

Selling, general and administrative (SG&A) expenses during the second quarter and first six months of fiscal 2008 were $3.0 million and $6.4 million, respectively, as compared to $2.4 million and $4.5 million during the corresponding periods of fiscal 2007, representing an increase of 25% and 42% for the respective periods. The increase was mainly due to higher marketing and administrative increases relative to the increase in sales. SG&A expenses as a percentage of net sales were 8% for the first six months of fiscal 2008, consistent with 8% for the corresponding period of fiscal 2007.

Total research and development (R&D) expenses for the second quarter and first six months of fiscal 2008 were $10.5 million and $13.8 million, respectively, as compared to $9.7 million and $15.8 million during the corresponding periods of fiscal 2007. Actual cash R&D expenses were $5.1 million and $8.4 million during the second quarter and first six months of fiscal 2008, respectively, as compared to $2.3 million and $4.0 million during the corresponding periods of fiscal 2007. We incurred non-cash R&D expenses (technology transfer cost) of $5.4 million for one product transfer during the second quarter and first six months of fiscal 2008, as compared to $7.4 million and $11.8 million for two and three product transfers during the corresponding periods of fiscal 2007. The cash R&D expenses during the second quarter and first six months of fiscal 2008 were higher compared to those during the corresponding periods of fiscal 2007 due to increased R&D activity including milestone payments for outside development and increased patent related expenses.

A net income tax provision of $0.2 million and $1.4 million was recorded during the second quarter and first six months of fiscal 2008, respectively. There was no such provision recorded for the corresponding periods of fiscal 2007.

Net pre-tax income of $4.9 million and $14.5 million were earned during the second quarter and first six months of fiscal 2008, respectively, as compared to a net pre-tax income of $2.3 million and $7.3 million during the corresponding periods of fiscal 2007. Net income of $4.6 million and $13.1 million were earned in the second quarter and first six months of fiscal 2008, respectively, as compared to net income of $2.3 million and $7.3 million during the corresponding periods of fiscal 2007.

Mr. Movens stated, “We generated cash from operations of $1.3 million during the first six months of fiscal 2008 as compared to $14.3 million during the corresponding period of fiscal 2007. Accounts receivable increased by $17.8 million to $43.9 million during the first six months of fiscal 2008, as compared to $26.1 million at the end of fiscal 2007 due to higher net sales, higher sales to customers later in the period and change in sales mix to certain customers with longer credit terms in the second quarter of fiscal 2008. The lower cash results were also due to higher prepaids due to a marked increase in a contractual deposit with a customer relative to the growth in business with that customer, and the additional investment in inventory during the first six months of fiscal 2008.”

“At September 30, 2007, we had working capital of $85.8 million, as compared to working capital of $76.2 million at March 31, 2007. At September 30, 2007, we had stockholders’ equity of $114.4 million, as compared to stockholders’ equity of $95.2 million at March 31, 2007. Additionally, we have available the $10.0 million line of credit obtained through JP Morgan Chase Bank, N.A. which would allow us flexibility in expansion efforts to increase our capacity over the next few years. The Company currently remains free of debt.”

Mr. Movens added, “We continue to believe the competitive environment we find ourselves in is conducive to our success. Due to our size and management structure, we believe that we are able to move swiftly and effectively. We are disciplined and have the aptitude to execute our plan. We believe we remain substantially compliant with cGMP. We continue to invest in improved systems, training and personnel in quality assurance, quality control and manufacturing to improve our overall performance in quality.”

“We continue to expand and upgrade our facilities, attract and hire talented individuals and expand our customer base. Our internal efforts, combined with Sun Pharma in developing new products have also picked up momentum and this should permit us to grow at the level of our guidance, which is a 30% growth in sales for fiscal 2008 compared to fiscal 2007,” stated Mr. Movens.

Mr. Movens said, “The Company intends to aggressively move forward with the development of new products. We believe that Sun Pharma is a partner with a proven track record and one that already has provided the Company with quality products. In addition to the Sun Pharma products agreement, we have implemented additional development strategies with various third parties both domestically and abroad that will complement the Sun Pharma development pipeline. During Fiscal 2007, the Company entered into three definitive agreements with different companies to develop four additional ANDAs for Caraco and provide additional opportunities for the future development of products. In addition to that, during the first six months of fiscal 2008, we have signed two definitive agreements for two additional products bringing the total to six products being developed by unaffiliated third party developers.”

“We anticipate additional development agreements will be entered into in order to eliminate any future gaps in our calendar of approvals that we anticipate from the FDA. We expect these agreements to run parallel to our own internal product development. In order to improve the amount of filings during the fiscal 2008, we continue to fortify our own research and development team by adding formulators and increasing the number of products we have in development internally.”

Mr. Movens concluded, “As previously mentioned, we have entered into a definitive agreement to market Sun Pharma ANDAs that are either approved or awaiting approval at the FDA. Accordingly, we have begun marketing a number of these products which are categorized as distributed products. This agreement will provide for an alternate stream of products that will complement our internal research and development, our outsourced development and our current technology agreement with Sun Pharma, providing four diverse paths of development, an increased product pipeline and potential revenue. These various paths mitigate the risk of each other, potentially allowing for an ongoing stream of approvals from the FDA.”

This press release should be read in conjunction with our Form 10-Q which has more detailed information on the second quarter and first six month’s results of fiscal 2008.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements to Follow

CARACO PHARMACEUTICAL LABORATORIES, LTD. UNAUDITED STATEMENTS OF OPERATIONS

	Six Months ended September 30,		Quarter ended September 30,

	2007	2006	2007	2006

Net sales	$76,754,883	$53,031,116	$41,354,567	$28,279,969
Cost of goods sold	42,871,307	25,788,987	23,338,768	14,045,813

Gross profit	33,883,576	27,242,129	18,015,799	14,234,156

Selling, general and administrative expenses	6,436,725	4,502,861	3,034,058	2,386,421
Research and development costs - affiliate	5,440,000	11,761,280	5,440,000	7,382,080
Research and development costs – other	8,389,210	4,043,476	5,103,723	2,346,316

Operating income (loss)	13,617,641	6,934,512	4,438,018	2,119,339

Other income
Interest expense	—	(28,194)	—	(28,194)
Interest income	886,455	350,247	419,162	219,327
Other income	—	39,889	—	58

Other income	886,455	361,942	419,162	191,191

Net income before taxes	14,504,096	7,296,454	4,857,180	2,310,530
Income Taxes	1,367,966	—	236,265	—

Net income	$13,136,130	$7,296,454	$4,620,915	$2,310,530

Net income per common share
Basic	0.46	0.28	0.16	0.09
Diluted	0.34	0.19	0.12	0.06

Weighted number of Shares
Basic	28,739,315	26,429,040	28,739,315	26,429,040

Diluted	38,483,864	38,463,119	38,640,844	39,106,236